Seneca Foods Reports Net Sales Increase of $7.9 Million for the Quarter Ended June 28, 2014

MARION, N.Y. August 6, 2014 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) reported for the first quarter of 2015, a net loss of $0.1 million, or $(0.01) per diluted share, compared to net earnings of $1.3 million, or $0.12 per diluted share, in the fiscal first quarter of 2014.   Net sales for the first quarter ended June 28, 2014 increased from the first quarter ended June 29, 2013 by 3.4%, or $7.9 million to $240.0 million.  The increase is attributable to favorable sales mix and higher selling prices of $10.0 million partially offset by a sales volume decrease of $2.1 million.

Excluding a non-cash after-tax LIFO credit of $0.2 million, net loss per diluted share was $(0.03) during the quarter ended June 28, 2014 versus $0.46 net earnings per diluted share during the quarter ended June 29, 2013, which included a non-cash LIFO charge of $3.7 million.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under an alliance with General Mills Operations, LLC, a subsidiary of General Mills, Inc., under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA

Net Earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and enhance the understanding of the Company's historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	June 28, 2014		June 29, 2013
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net (loss) earnings, as reported:	$(0.1)	$(0.01)	$1.4	$0.12

LIFO (credit) charge, after tax at statutory federal rate	$(0.2)	$(0.02)	$3.7	$0.34

Net (loss) earnings, excluding LIFO impact	$(0.3)	$(0.03)	$5.1	$0.46

Diluted weighted average common shares outstanding
(in thousands)		10,873		10,825

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended
EBITDA and FIFO EBITDA:	June 28, 2014	June 29, 2013
	(In thousands)

Net (loss) earnings	$(107)	$1,347
Income taxes expense	402	614
Interest expense, net of interest income	1,069	1,827
Depreciation and amortization	5,655	5,861
Interest amortization	(75)	(75)
EBITDA	6,944	9,574
LIFO charge (credit)	(349)	5,798
FIFO EBITDA	$6,595	$15,372

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended June 28, 2014 and June 29, 2013
(In thousands of dollars, except share data)

	Quarter
	Fiscal 2015	Fiscal 2014

Net sales	$240,043	$232,127

Plant restructuring expense (note 2)	$-	$154

Other operating loss (income) net (note 3)	$279	$(181)

Operating income (note 1)	$998	$3,788
Earnings from equity investment	(366)	-
Interest expense, net	1,069	1,827
Earnings before income taxes	$295	$1,961

Income taxes expense	402	614

Net (loss) earnings	$(107)	$1,347

(Loss) earnings attributable to common stock (note 4)	$(110)	$1,298

Basic (loss) earnings per share	$(0.01)	$0.12

Diluted (loss) earnings per share	$(0.01)	$0.12

Weighted average shares outstanding basic	10,800,611	10,752,503

Weighted average shares outstanding diluted	10,872,946	10,825,508

Note 1: The effect of the LIFO inventory valuation method on first quarter pre-tax results was to increase operating earnings by $349,000 for the three month period ended June 28, 2014 and reduces operating earnings by $5,798,000 for the three month period ended June 29, 2013.
Note 2: The three month period ended June 29, 2013 included a restructuring charge for product rationalization costs of $154,000.
Note 3: Other loss for the current year of $279,000 represents a $250,000 charge related to environmental accrual and net loss on the sale of unused fixed assets of $29,000.
Other income for the prior year of $181,000 represents a net gain on the sale of unused fixed assets of $752,000 partially offset by a loss of $571,000 to adjust the bargain purchase gain on the Sunnyside acquisition.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for each period presented. Common and participating shares totaled 11,014,974 as of June 28, 2014.

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